Exhibit 99.1

For Immediate Release
September 15, 2020

SUNSHINE BIOPHARMA SECURES $2,000,000 + FINANCING
 FOR CORONAVIRUS TREATMENT

Montreal, Quebec, Canada -- (ACCESSWIRE) -- Sunshine Biopharma Inc. (OTC Markets: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of oncology and antiviral drugs, today announced that it has received the first tranche of $250,000 as part of a committed minimum financing of $2 Million with RB Capital Partners Inc. (“RB Capital”). Pursuant to the financing agreement entered into as of September 8, 2020, RB Capital has agreed to provide funding to the Company in the form of convertible promissory notes (the "Promissory Notes"). The Promissory Notes will bear interest at the rate of 5% per annum and will be fully convertible into shares of the Company’s Common Stock at a conversion price equal to the market value of the Company’s Common Stock on the applicable conversion date or $0.30 per share, whichever is greater. The Promissory Notes will have a maturity date of two years from the date of issuance and must be fully converted on or before the maturity date. Sunshine reserves the right to pay off any part or all of the Promissory Notes at any time without penalty. The minimum amount of funding that RB Capital has agreed to provide to the Company under these terms is $2,000,000, payable over the next three to six month period.

The proceeds will be used for development of the Company’s recently announced Coronavirus treatment on a priority basis and the clinical development of Adva-27a, the Company’s flagship anticancer compound targeted for pancreatic cancer.

Sunshine Biopharma’s CFO, Camille Sebaaly stated, “We are extremely pleased to have forged a relationship with RB Capital and believe that this is the beginning of a successful funding partnership. We are now well positioned to continue with the development of our life saving treatments with a funding partner alongside of us who sees the long-term vision of the Company.”

About Sunshine Biopharma’s Coronavirus Treatment

Severe Acute Respiratory Syndrome-Coronavirus-2 (SARS-CoV-2) is the causative agent of COVID-19, the current ongoing pandemic that has claimed the lives of over 920,000 people worldwide since it first appeared in December 2019. There are currently no drugs that can effectively arrest replication of the virus in people who have contracted the illness. On May 22, 2020, Sunshine Biopharma filed a provisional patent application for several molecules which were designed by computer-aided modeling to inhibit the Coronavirus proteases, thus shutting down the ability of the virus to multiply. More recently, Sunshine Biopharma announced that it has completed the synthesis of four such molecules and is currently testing their inhibitory activity on SARS-Cov-2 proteases in order to identify a lead compound for further development as a specific drug for treatment of COVID-19.

About Sunshine Biopharma’s Adva-27a Anticancer Compound

In addition, to working on the development of a treatment for COVID-19, Sunshine Biopharma is engaged in the development Adva-27a, a unique anticancer compound. Tests conducted to date have demonstrated the effectiveness of Adva-27a at destroying Multidrug Resistant Cancer Cells, including Pancreatic Cancer cells, Small-Cell Lung Cancer cells, Breast Cancer cells, and Uterine Sarcoma cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada. Sunshine Biopharma is owner of all patents and intellectual property pertaining to Adva-27a.

Safe Harbor Forward-Looking Statements

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.

For Additional Information Contact:
Camille Sebaaly, CFO
Sunshine Biopharma Inc.
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com